Exhibit 99.1

LEHMAN BROTHERS
Press Release


For Immediate Release                        Media Contact:    William J. Ahearn
                                                               (212) 526-4379

                                             Investor Contact: Shaun Butler
                                                               (212) 526-8381





                             LEHMAN BROTHERS REPORTS
                     SECOND QUARTER EARNINGS OF $296 MILLION


         Net Income for First Six Months of Fiscal 2002 Is $594 Million


NEW YORK, June 18, 2002 -- Lehman Brothers Holdings Inc. (ticker symbol: LEH) today reported net income of $296 million, or $1.08 per common share (diluted), for the second quarter ended May 31, 2002, compared with $430 million, or $1.38 per common share (diluted) reported for the second quarter of fiscal 2001.

For the first six months of fiscal 2002, net income was $594 million, compared with $817 million for the first half of fiscal 2001.

"The strength and diversity of the Lehman Brothers franchise again enabled the Firm to post solid earnings and returns for our shareholders, in spite of the continuation of difficult market conditions in the second quarter," said Richard
S. Fuld, Jr., Chairman and Chief Executive Officer. "We are pleased with our performance given the market environment. We have

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continued to focus on delivering our global platform to meet the needs of our clients. This focus has translated into strong market share gains in many investment banking product categories and near-record-level fixed income revenues."

Net revenues (total revenues less interest expense) for the second quarter were $1.7 billion, down from $2 billion in the second quarter of fiscal 2001, but an increase from $1.6 billion in the fiscal 2002 first quarter. Mr. Fuld noted that the level and composition of revenues recorded in the second quarter were similar to what the Firm experienced in the first quarter: strong fixed income capital markets revenues and strong performance in debt origination and high-net-worth activities, offset by industry-wide weakness in M&A advisory. Equity capital markets revenues, while lower than a year ago, increased by over 20 percent from the fiscal 2002 first quarter.

For the first six months of fiscal 2002, net revenues were $3.3 billion, compared with $3.9 billion for the first six months of fiscal 2001.

Non-interest expenses for the quarter were $1,227 million, down 12 percent from $1,397 million in the fiscal 2001 second quarter. Nonpersonnel expenses in the fiscal 2002 second quarter were $379 million, compared with $365 million in the previous fiscal year's second quarter. Compensation and benefits as a percentage of net revenues remained at 51 percent during the second quarter of fiscal 2002.

For the quarter ended May 31, 2002, the Firm's pre-tax operating margin was 26.2 percent, compared with 30.9 percent in the fiscal 2001 second quarter. For the fiscal 2002 second quarter, the Firm's return on common equity was 14.1 percent, essentially unchanged from the fiscal 2002 first quarter and down from 23.4 percent in the fiscal 2001 second quarter. Return on common equity is calculated before any adjustments for special preferred dividends. Mr. Fuld noted that the Firm's record of performance, in both difficult and favorable markets, continues to position Lehman Brothers among the industry's leaders in profitability.

As of May 31, 2002, Lehman Brothers stockholders' equity and trust preferred securities totaled

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                                                              2Q Earnings/Page 3

$9.6 billion, and total capital (stockholders' equity, trust preferred securities, and long-term debt) was approximately $46 billion. Book value per common share was $33.22.

Earnings per share calculations include the impact of a special preferred dividend of $50 million in the second quarter of fiscal 2001 and $25 million in the first quarter of fiscal 2002 on the Redeemable Voting Preferred Stock owned by American Express Company and Nippon Life Insurance Company. The holders were entitled to receive an annual non-cumulative preferred dividend equal to 50 percent of the amount by which the Firm's net income for the full fiscal year exceeded $400 million, up to a maximum of $50 million per year, through the end of fiscal 2001. The Redeemable Voting Preferred Stock has been called for redemption; the final special preferred dividend is 50 percent of the amount by which the Firm's net income in the first half of fiscal 2002 exceeded $200 million, up to a maximum of $25 million. The maximum dividend of $25 million was accrued during the first quarter of fiscal 2002, as the Firm's net income during the quarter exceeded $250 million.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Website at www.lehman.com.

Conference Call

A conference call to discuss the Firm's financial results and outlook will be held at 10:00 a.m. EST on Tuesday, June 18, 2002. Members of the public who would like to access the conference call should dial, from the U.S., 800-369-1137, or, from outside the U.S., 212-547-0422. The passcode for all callers is LEHMAN. The conference call will also be accessible through the "Shareholders" section of the Firm's web site, www.lehman.com, under the subcategory "Webcasts." For those unable to listen to the live broadcast, a replay will be available on the Firm's web site or by dialing 888-568-0810 (within the U.S.) or 402-998-0237 (from outside the U.S.) beginning approximately one hour after the event, and remaining available until 5:00 p.m. on July 12, 2002.

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                                                              2Q Earnings/Page 4


Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These statements are not historical facts, but instead represent only the Firm's expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include market, credit or counterparty, liquidity, legal and operational risks. The Firm's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. For more information concerning the risks and other factors that could affect the Firm's future results and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Firm's most recent Annual Report to Shareholders and Quarterly Report on Form 10-Q.





                         Financial Information Attached